Exhibit 99.1

NAPSTER, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Napster, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in owner’s net investment/stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Napster, Inc (formerly known as Roxio Inc.) and its subsidiaries at March 31, 2004 and March 31, 2003, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

San Jose, California

June 8, 2004, except as to discontinued operations in

Notes 9, 15 and 16 and subsequent events in Note 18,

which are as of March 4, 2005.

NAPSTER, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$36,911	$34,739
Restricted cash	1,735	—
Short-term investments	28,490	18,758
Accounts receivable, net of allowance for doubtful accounts of $991 at March 31, 2004 and $850 at March 31, 2003	16,279	18,196
Prepaid expenses and other current assets	7,480	3,826
Deferred income taxes	996	5,555

Total current assets	91,891	81,074
Long-term investment	3,000	3,059
Property and equipment, net	9,933	9,058
Goodwill	89,516	53,040
Other intangible assets, net	5,899	10,314
Other assets	1,748	589

Total assets	$201,987	$157,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,610	$11,952
Income taxes payable	2,841	1,353
Accrued liabilities	30,102	20,987
Deferred revenues	1,545	725
Current portion of long-term debt	15,420	606

Total current liabilities	56,518	35,623
Long term liabilities:
Deferred revenues	85	—
Long term debt	68	5,490
Deferred income taxes	—	1,190
Other long term liabilities	2,296	—

Total liabilities	58,967	42,303

Commitment and contingencies (Note 17)
Stockholders’ equity:
Preferred stock, $0.001 par value; Authorized: 10,000 shares; Issued and outstanding: none at March 31, 2004 and 2003	—	—
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and outstanding: 33,543 shares at March 31, 2004 and 19,574 shares at March 31, 2003	34	20
Additional paid-in capital	195,971	128,272
Deferred stock-based compensation	(1,386)	(2,886)
Accumulated deficit	(56,917)	(12,504)
Accumulated other comprehensive income	5,318	1,929

Total stockholders' equity	143,020	114,831

Total liabilities and stockholders' equity	$201,987	$157,134

The accompanying notes are an integral part of these consolidated financial statements.

NAPSTER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended March 31,
	2004	2003	2002
Net revenues	$11,964	$—	$—
Cost of revenues:
Cost of revenues	10,422	—	—
Amortization of purchased technologies	108	—	—

Total cost of revenues	10,530	—	—

Gross profit	1,434	—	—

Operating expenses:
Research and development (1)	11,940	—	—
Sales and marketing (2)	15,647	—	—
General and administrative (3)	21,217	17,818	16,319
Restructuring charges	1,119	—	—
Amortization of intangible assets	2,172	666	—
Stock-based compensation charges	904	773	754

Total operating expenses	52,999	19,257	17,073

Loss from continuing operations	(51,565)	(19,257)	(17,073)
Other income, net	634	914	1,154

Loss before provision for income taxes	(50,931)	(18,343)	(15,919)
Provision for income taxes	—	—	—

Loss from continuing operations, after provision for income taxes	(50,931)	(18,343)	(15,919)

Income from discontinued operations, net of tax effect (4)	6,518	6,693	18,145

Net income (loss)	$(44,413)	$(11,650)	$2,226

Other comprehensive gain (loss), net of tax :
Foreign currency translation adjustment	3,689	1,783	(280)
Unrealized gain (loss) on short-term investment	(300)	24	—

Comprehensive income (loss)	$(41,024)	$(9,843)	$1,946

Earnings per share:
Net loss per share from continuing operations
Basic and diluted	$(1.85)	$(0.94)	$(0.92)

Net income per share from discontinued operations
Basic and diluted	$0.24	$0.34	$1.05

Net income (loss) per share
Basic and diluted	$(1.62)	$(0.60)	$0.13

Weighted average shares used in computing net income (loss) per share
Basic and diluted	27,496	19,477	17,216

(1)	Excludes stock-based compensation charges of $12, zero and zero for 2004, 2003 and 2002, respectively,

(2)	Excludes stock-based compensation charges of $54, zero and zero for 2004, 2003 and 2002, respectively,

(3)	Excludes stock-based compensation charges of $838, $773 and $754 for 2004, 2003 and 2002, respectively,

(4)	Includes stock-based compensation charges of $1,169, $1,846 and $6,673, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

NAPSTER, INC.

CONSOLIDATED STATEMENT OF

CHANGES IN OWNER’S NET INVESTMENTS/STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital	Deferred Stock-Based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income	Owner’s Net Investment	Total Stockholders’ Equity
	Shares	Amount
Balance at March 31, 2001	16,500	$17	$16	$—	$—	$402	$40,182	$40,617
Net income (loss)	—	—	—	—	(854)	—	3,080	2,226
Stock-based compensation prior to separation from Adaptec	—	—	—	—	—	—	877	877
Net cash transfers from Adaptec	—	—	—	—	—	—	27,446	27,446
Transfer of other assets from Adaptec upon separation	—	—	—	—	—	—	4,608	4,608
Transfer of owner’s net investment to additional paid-in capital upon separation	—	—	76,193	—	—	—	(76,193)	—
Foreign currency translation adjustment	—	—	—	—	—	(280)	—	(280)
Deferred stock-based compensation on stock options issued to employees	—	—	11,745	(11,745)	—	—	—	—
Issuance of common stock to strategic partner	235	—	3,134	(1,135)	—	—	—	1,999
Amortization of warrant issued to strategic partner	—	—	1,157	—	—	—	—	1,157
Issuance of common stock under employee stock plans	535	1	4,739	—	—	—	—	4,740
Issuance of common stock in connection with the acquisition of MGI Software Corp	2,204	2	31,886	—	—	—	—	31,888
Amortization of deferred stock-based compensation	—	—	—	5,393	—	—	—	5,393
Tax benefit associated with stock options exercises	—	—	718	—	—	—	—	718

Balance at March 31, 2002	19,474	20	129,588	(7,487)	(854)	122	—	121,389
Net loss	—	—	—	—	(11,650)	—	—	(11,650)
Foreign currency translation adjustment	—	—	—	—	—	1,783	—	1,783
Unrealized gain on short-term investments	—	—	—	—	—	24	—	24
Issuance of warrant to Napster	—	—	329	—	—	—	—	329
Issuance of common stock under employee stock plans	345	—	1,368	—	—	—	—	1,368
Re-purchase and retirement of common stock	(245)	—	(1,064)	—	—	—	—	(1,064)
Amortization of deferred stock-based compensation	—	—	—	2,641	—	—	—	2,641
Employee termination adjustment to deferred stock-based compensation	—	—	(1,960)	1,960	—	—	—	—
Re-measurement of warrant issued to strategic partner	—	—	(22)	—	—	—	—	(22)
Tax benefit associated with stock options exercises	—	—	33	—	—	—	—	33

Balance at March 31, 2003	19,574	20	128,272	(2,886)	(12,504)	1,929	—	114,831
Net loss	—	—	—	—	(44,413)	—	—	(44,413)
Foreign currency translation adjustment	—	—	—	—	—	3,689	—	3,689
Unrealized loss on short-term investment	—	—	—	—	—	(300)	—	(300)
Issuance of common stock under employee stock plans	555	1	1,611	—	—	—	—	1,612
Deferred stock-based compensation on stock options issued to employees	—	—	897	(897)	—	—	—	—
Issuance of common stock in connection with the acquisition of Napster, LLC, formerly known as Pressplay	3,914	4	23,483	—	—	—	—	23,487
Amortization of deferred stock-based compensation	—	—	—	2,970	—	—	—	2,970
Employee termination adjustment to deferred stock-based compensation	—	—	573	(573)	—	—	—	—
Issuance of common stock from private equity financing	9,500	9	41,135	—	—	—	—	41,144

Balance at March 31, 2004	33,543	$34	$195,971	$(1,386)	$(56,917)	$5,318	$—	$143,020

The accompanying notes are an integral part of these consolidated financial statements.

NAPSTER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended March 31,
	2004	2003	2002
Cash flows from operating activities:
Net income (loss)	$(44,413)	$(11,650)	$2,226
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,619	9,742	7,439
Stock-based compensation charges	2,073	2,619	7,427
Provision for (recovery of) doubtful accounts	(75)	649	790
Restructuring charges related to impairment of fixed assets	2,416	—	—
Loss on retirement of assets	326	—	—
Gain on sale of GoBack assets	(10,622)	—	—
Write-off of acquired in-process technology	—	—	1,110
Deferred income taxes	3,559	(2,149)	(1,321)
Change in operating assets and liabilities, net of effect of acquisitions and divestiture:
Accounts receivable	2,059	10,391	8,545
Inventories	(793)	(147)	875
Prepaid expenses and other assets	1,798	(184)	(2,160)
Accounts payable	(5,152)	1,959	(10,189)
Income taxes payable	1,483	4,256	363
Accrued liabilities	2,746	(6,592)	8,971
Deferred revenues	905	725	—
Other long-term liabilities	2,296	—	—

Net cash provided by (used in) operating activities	(30,775)	9,619	24,076

Cash flows from investing activities:
Purchases of property and equipment	(4,793)	(4,187)	(3,839)
Proceeds from sale of assets	9,980	—	—
Purchases of other intangible assets	(63)	(5,726)	(251)
Purchases of short-term investments	(30,147)	(29,659)	(4,700)
Proceeds from sale of short-term investments	11,515	11,075	—
Maturities of short-term investments	8,600	4,526	—
Transfer to restricted cash accounts	(1,735)	—	—
Investment in nonconsolidated company	—	(3,000)	—
Acquisition of MGI Software Corp, net of cash acquired	—	—	(1,988)
Acquisition of Napster, LLC, net of cash acquired	(14,552)	—	—

Net cash used in investing activities	(21,195)	(26,971)	(10,778)

Cash flows from financing activities:
Net cash transfers from Adaptec	—	—	27,446
Principal payment of capital lease obligation	(613)	(557)	(199)
Payments of short-term debt	(5,000)	—	—
Proceeds from line of credit	15,000	5,000	—
Issuance of common stock to strategic partner	—	—	1,999
Issuance of common stock under employee stock plan	2,508	1,368	4,740
Issuance of common stock from private equity financing	41,424	—	—
Repurchase and retirement of common stock	—	(1,065)	—

Net cash provided by financing activities	53,319	4,746	33,986

Effect of exchange rates on cash	823	65	(4)
Change in cash and cash equivalents	2,172	(12,541)	47,280
Cash and cash equivalents at beginning of period	34,739	47,280	—

Cash and cash equivalents at end of period	$36,911	$34,739	$47,280

The accompanying notes are an integral part of these consolidated financial statements.

NAPSTER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Year Ended March 31,
	2004	2003	2002
Supplemental cash flow information:
Cash paid for interest	$490	$220	$47

Cash paid for income taxes	$1,313	$1,832	$5,258

Non-cash disclosure of investing and financing activities:
Transfer of other assets from Adaptec upon legal separation	$—	$—	$4,608

Unrealized gains (losses) on short-term investments, net	$(300)	$24	$—

Goodwill resulting from the acquisition of MGI Software Corp	$—	$1,128	$35,658

Goodwill resulting from the acquisition of Napster, LLC	$34,709	$—	$—

Issuance of stock in connection with the acquisition of MGI Software Corp.	$—	$—	$31,888

Issuance of stock in connection with the acquisition of Napster, LLC	$23,483	$—	$—

Deferred stock compensation	$897	$—	$12,880

Issuance of warrants for services	$—	$329	$1,840

Assets acquired under capital leases	$—	$203	$1,624

The accompanying notes are an integral part of these consolidated financial statements.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of business

Napster Inc. (formerly known as Roxio, Inc.) (the “Company”) has historically operated its business in two segments and divisions: the consumer software product division (“CSD”) and the online music distribution division. Napster is a leading provider of digital media software and services for the consumer market. Until December 17, 2004, Napster developed consumer software products which allowed its customers to acquire, create, manage and move their rich digital media. Through the Napster service, users can stream, download and burn a wide variety of digital music. Napster’s products and services allow customers to access, archive, create, customize and share digital materials in formats compatible with the growing number of digital entertainment devices such as personal computers (“PCs”), CD and DVD players, compressed audio players and personal digital assistants. Through March 31, 2004, Napster has derived the majority of its revenue from sales of consumer software products.

On December 17, 2004, Napster sold substantially all of the assets and liabilities constituting CSD pursuant to an Asset Purchase Agreement (the “Agreement”) with Sonic Solutions (“Sonic”), a publicly traded California corporation. The sale included all of the capital stock of certain international subsidiaries historically included in CSD. The remaining international subsidiaries historically included in CSD have been substantially liquidated as of December 17, 2004. Sonic paid a total of $72.3 million in cash and 653,837 shares of Sonic’s common stock valued at approximately $13.6 million as of the closing date.

Spin off From Parent Company—Adaptec

On April 12, 2001, Adaptec’s Board of Directors approved the distribution of all of the outstanding shares of Napster’s common stock to the record holders of Adaptec common stock on April 30, 2001, with the exception of 190,941 shares that Adaptec continued to hold for issuance upon the exercise of an outstanding warrant to purchase Adaptec common stock. In the distribution, each holder of Adaptec common stock received as a dividend 0.1646 of a share of Napster’s common stock for every one share of Adaptec common stock held on April 30, 2001, which was the record date for determining the holders of Adaptec stock entitled to receive the dividend. Napster’s separation from Adaptec was completed on May 5, 2001, and the distribution of Napster’s common stock by Adaptec to its stockholders was completed on May 11, 2001. The distribution was intended to qualify as a tax-free transaction under Section 355 and 368(a) (1) (D) of the Internal Revenue Code.

Adaptec and Napster entered into a Master Separation and Distribution Agreement (the “Separation Agreement”) under which Adaptec contributed on May 5, 2001 $33.2 million in cash, which included $3.2 million in cash held by Napster’s overseas subsidiaries, to fund working capital as a stand-alone entity. Prior to legal separation, Napster transferred $5.8 million of cash to Adaptec. On May 5, 2001, Adaptec transferred to Napster substantially all of the assets and liabilities that appeared on Napster’s consolidated balance sheet. However, on May 5, 2001, Adaptec retained approximately $11.5 million in taxes payable and Napster recorded a receivable of $2.7 million and a payable of $9.6 million with Adaptec, which were previously included in owner’s net investment. These transactions resulted in the transfer of an additional $4.6 million of net assets to Napster on May 5, 2001.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Liquidity and Capital Resources

Napster has incurred losses and negative cash flows during fiscal year 2004. For the year ended March 31, 2004, we incurred a net loss from continuing operations of $50.9 million, a net loss of approximately $44.4 million and negative cash flows from operations of approximately $30.8 million. Our cash balances may decline further, although Napster believes that the effects of its strategic actions implemented to improve revenue as well as control costs along with existing cash resources will be adequate to fund its operations for at least the next 12 months. Failure to generate sufficient revenues or control spending could adversely affect our ability to achieve our business objectives.

Consolidation and basis of presentation

The accompanying consolidated financial statements present the results of operations, financial position, changes in owner’s net investment/stockholder’s equity and cash flows applicable to the operations of Napster and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions.

Separation from Adaptec. Prior to May 5, 2001, Napster’s CSD conducted its business as an operating segment of Adaptec. Napster’s consolidated financial statements prior to May 5, 2001 have been carved out of the consolidated financial statements of Adaptec using the historical results of operations of the Adaptec software operating segment and historical bases of the assets and liabilities of Adaptec that Napster comprises. Certain software products directly related to Adaptec’s hardware products, which were historically reflected in Adaptec’s software segment results of operations in Adaptec’s segment reporting, were retained by Adaptec after legal separation. As such, the revenues and associated costs of sales and operating expenses related to these products have not been included in Napster’s financial statements. Accordingly, the results reported herein do not reflect the software operating segment disclosures previously reported under Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” within the Adaptec annual reports.

Prior to May 5, 2001, the consolidated financial statements also included allocations to Napster of certain shared expenses, including centralized legal, accounting, finance, manufacturing, real estate, information technology, distribution, customer services, sales, marketing, engineering and other Adaptec corporate services and infrastructure costs. For purposes of preparing the accompanying financial statements, certain Adaptec corporate costs were allocated to Napster using the allocation methods described in Note 8—Transactions with Adaptec in Notes to Consolidated Financial Statements. Napster and Adaptec’s management believe that the allocation methods used are reasonable and reflective of Napster’s proportionate share of such expenses. However, the financial information included herein may not reflect the financial position, operating results, changes in owner’s net investment and cash flows of Napster in the future or what they would have been had Napster been a separate, stand-alone entity during the periods presented.

Divestiture of CSD. The ongoing activity presented in the consolidated statements of operations as continuing operations represents Napster’s online music distribution division and corporate expenses that were not divested in the sale of CSD. This financial information is not necessarily indicative of the operating results that might have been achieved had Napster operated as a separate, stand-alone entity during these fiscal years.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassification

Certain reclassifications have been made to prior year balances in order to conform to the current period presentation, namely the consolidated statements of operations and notes have been restated to reflect CSD as a discontinued operation for all periods presented, the separate presentation of restructuring charges on the statements of operations and deferred revenues on the balance sheet, the reclassification of sales returns reserves from accounts receivable to accrued liabilities, the reclassification of certain amortization expenses to cost of revenues and the reclassification of certain cash and cash equivalents to short-term investments. These reclassifications do not have an effect on Napster’s consolidated financial condition, results of operation or cash flows.

Foreign currency translation

The functional currency for the majority of Napster’s foreign subsidiaries is their respective local currency. Napster translates assets and liabilities to U.S. dollars using period-end exchange rates and translates revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from translation of foreign entity financial statements are included as a component of other comprehensive income and were not significant for all periods presented.

The functional currency of one foreign subsidiary is the U.S. dollar. Napster remeasures assets and liabilities at the period end or historical exchange rate, as appropriate. Revenues and expenses are remeasured at the average rate during the period. Currency translation gains and losses are recognized in current operations.

Estimates and assumptions

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, contingent liabilities, revenues and expenses. Actual results could differ from those estimates.

Cash, cash equivalents and short-term investments

Napster considers all highly liquid investments purchased with an original maturity or remaining maturity at the date of purchase of three months or less to be cash equivalents, and investments maturing in three to twelve months to be short-term investments. Available-for-sale investments maturing in more than twelve months are classified as short-term investments as the amounts represent the investment of cash that will be available to fund current operations. Cash equivalents and short-term investments consist primarily of money market funds, corporate bonds, municipal securities, U.S. government securities and commercial paper. Napster classifies its short-term investments into categories in accordance with the provisions of Statement of Financial Accounting Standards No. 115 (“SFAS No. 115”), “Accounting for Certain Investments in Debt and Equity Securities.” Currently, Napster classifies its short-term investments as available-for-sale, which are reported at fair market value with the related unrealized gains and losses, net of taxes, included in shareholders’ equity. Realized gains and losses, declines in value of securities judged to be other than temporary, and interest and dividends on all securities are included in interest and other income, net. The fair value of the Napster’s investments is based on quoted market prices. Realized gains and losses are computed using the specific identification method.

Restricted cash

At March 31, 2004, Napster has $1.7 million of restricted cash. The restricted cash serves as collateral for irrevocable standby letters of credit that provide financial assurance that Napster will fulfill its obligation to Entrust, Inc, its lessor, and to Samsung Electronics America, its vendor. The cash is held in custody by the issuing bank and is restricted as to withdrawal or use. Unless renewed, the restrictions will lapse in fiscal 2005.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. Reserves for excess and obsolete inventory are established based on an analysis of products on hand and sales trends.

Property and equipment

Property and equipment are stated at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets.

Fair value of financial instruments

The carrying values of Napster’s financial instruments, including cash, cash equivalents, short-term investments, accounts receivable and accounts payable, approximate fair market value due to their short maturities. In addition, the fair market value of long-term debt approximates its carrying value due to its recent issuance.

Concentrations of credit risk

Financial instruments that potentially subject Napster to significant concentrations of credit risk consist principally of cash, cash equivalents, restricted cash, short-term investments and trade accounts receivable.

Napster maintains its cash, cash equivalents, restricted cash and short-term investments with high quality financial institutions and, as part of its cash management process, performs periodic evaluations of the relative credit standing of these financial institutions. Amounts deposited with these institutions may exceed federal depository insurance limits. In addition, the portfolio of investments conforms to Napster’s policy regarding concentration of investments, maximum maturity and quality of investment.

No end-user customer accounts for more than 10% of net revenues. However, substantially all of our customers pay through a credit card company that accounts for less than 10% of our net accounts receivable March 31, 2004. One distributor of our prepaid cards accounts for less than 10% of our net accounts receivable at March 31, 2004.

Investments in non-consolidated company

In fiscal year 2003, Napster made a $3 million investment in an early stage, private company, YesVideo. This investment is accounted for under the cost method, as Napster does not have the ability to exercise significant influence over this company’s operations. Napster periodically monitors this investment for impairment and will record a reduction in carrying values if and when necessary. As of March 31, 2004, Napster determined that there had been no impairment to date. The evaluation process is based upon information that Napster requests from this privately held company. This information is not subject to the same disclosure regulations as U.S. public companies, and as such, the basis for this evaluation is subject to the timing and accuracy of the data received from this company. As part of the evaluation process, the review includes, but is not limited to, a review of YesVideo’s cash position, recent financing activities, financing needs, earnings/revenue outlook, operational performance, management/ownership changes, and competition. If it is determined that the carrying value of YesVideo is at an amount below fair value, or if YesVideo completes a financing based upon a valuation significantly lower than Napster’s initial investment, it is Napster’s policy to write-down the investment and record it as an investment loss in the consolidated statements of operations.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and other intangible assets

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which Napster early adopted effective April 1, 2001. As a result, Napster ceased to amortize goodwill effective April 1, 2001. Napster evaluates the carrying value of goodwill on an annual basis and will adjust the carrying value if the asset’s value has been impaired. In addition, in accordance with the provisions of SFAS No. 142, Napster periodically evaluates if there are any events or circumstances that would require an impairment assessment of the carrying value of the goodwill (“trigger event”) between each annual impairment assessment. See Note 6—Goodwill and Other Intangible Assets of the Notes to Consolidated Financial Statements for a description of the effect of implementing SFAS No. 142.

Other intangible assets are amortized on the straight-line method over their estimated useful lives, generally three years. When circumstances warrant, Napster periodically evaluates any possible impairment of long-lived assets, including intangible assets other than goodwill, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” No impairments have been identified or recorded in any periods presented.

Napster complies with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1 “Accounting For Cost of Computer Software Developed or Obtained For Internal Use” and Emerging Issues Task Force (“EITF”) Issue 00-2 “Accounting For Website Development Costs.” In accordance with SOP 98-1 and EITF 00-2, Napster capitalized website development costs totaling zero during the year ended March 31, 2004, zero during the year ended March 31, 2003, and $251,000 during the year ended March 31, 2002. Capitalized costs are amortized over their estimated useful life of three years. The amortization of capitalized website development costs in continuing operations totaled $95,000 in fiscal 2004, $174,000 in fiscal 2003 and $174,000 in fiscal 2002. The amortization of capitalized website development costs in discontinued operations totaled $260,000 in fiscal 2004, $446,000 in fiscal 2003 and $446,000 in fiscal 2002.

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income,” requires the disclosure of comprehensive income to reflect changes in equity that result from transactions and economic events from non-owner sources. Accumulated other comprehensive income for the periods presented represents foreign currency translation items associated with Napster’s operations in Japan, Germany, the Netherlands and Canada, and also includes unrealized gains and losses on short-term investments in fiscals 2004 and 2003.

Revenue recognition

Napster recognizes revenues in accordance with Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition in Financial Statements,” and American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 97-2 (“SOP 97-2”), “Software Revenue Recognition” including subsequent interpretations.

Continuing operations. For month-to-month subscribers of Napster’s online music division, the monthly service billing is recognized as billed. For subscription sales greater than one month such as our annual plan, customers pay in advance. These revenues and associated credit card costs are recognized ratably over the subscription period. Revenues from sales of individual songs or albums by download are recognized at the time the music is delivered, digitally, to the end user. Revenues from pre-paid cards are deferred and then recognized as tracks are downloaded by the end users. Revenues from licensees of Napster merchandising rights are recognized upon receipt of royalty reports from the licensee.

Discontinued operations. Napster sells its consumer software products through original equipment manufacturers (“OEMs”), through distributors and direct to end users.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For software product sales to OEMs, revenues are recognized based on reported product shipments from OEMs to their customers provided that all fees are fixed or determinable, evidence of an arrangement exists and collectibility is probable. For arrangements in which all elements are not delivered at the point of reported product shipment, revenues are deferred and amortized over the fulfillment period.

For software product sales to distributors, revenues are recognized upon product shipment to the distributors or receipt of the products by the distributor, depending on the shipping terms, provided that all fees are fixed or determinable, evidence of an arrangement exists and collectibility is probable. Napster’s distributor arrangements provide distributors with certain product rotation rights. Additionally, Napster permits its distributors to return products in certain circumstances, generally during periods of product transition. End users additionally have the right to return their product within 30 days of the purchase. Napster establishes allowances for expected product returns in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists” and SAB 104. These allowances are recorded as a direct reduction of revenues and as an accrued liability. For direct software product sales to end users, revenues are recognized upon shipment by Napster to the end users provided all appropriate revenue recognition criteria have been met. Napster utilizes mail-in rebates (“MIRs”) as a marketing tool to promote its products and acquire new end users. Estimated redemption of MIRs is recorded as a direct reduction to revenues and is accrued at the date the related revenues are recognized. Estimates are based upon historical redemption rates and current market factors.

Costs related to post-contract customer support (“PCS”) are accrued at the date the related revenues are recognized. PCS obligations relate to telephone support, and minor bug fixes and updates are downloadable from our website. As no separate charge is made for the PCS and the PCS is available for a period of less than one year, Napster does not ascribe any value to the PCS or defer any portion of revenues for it. If PCS services become more significant portion of Napster’s costs or Napster makes it available for more than one year, Napster may be required to assigned a portion of its revenues to PCS and recognizes those revenues over the period of the PCS services.

Product development costs

Costs for the development of new software that is developed for sale are expensed as incurred until technological feasibility has been established, at which time any additional development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Napster believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

Advertising costs

Advertising costs, with the exception of production costs related to television advertising, are expensed as incurred through direct spending and, prior to the Separation Date, allocations by Adaptec. Advertising costs were approximately $17.5 million in fiscal 2004, $13.8 million in fiscal 2003 and $17.4 million in fiscal 2002. See Note 8—Transactions with Adaptec of Notes to Consolidated Financial Statements regarding allocated costs. Production costs related to television advertising are expensed the first time the television advertisement is broadcasted. There were no deferred production costs related to television advertising at March 31, 2004 or 2003.

In order to obtain more prominent and accessible shelf space for its products, we pay retailers to place our products in premium positions. Napster also pays incentives and gives discounts to increase sales, normally processed in the form of cash payments. Pursuant to the EITF 01-09, these costs reduce net revenues.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income taxes

Deferred taxes result from differences between the financial and tax bases of Napster’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by Napster.

Stock-based compensation

Napster accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and with the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, Amendment of SFAS No. 123.” Under APB No. 25, compensation expense is recognized based on the difference, if any, on the measurement date between the fair value of Napster’s common stock and the amount an employee must pay to acquire the common stock. The compensation expense is recognized over the periods the employee performs the related services, generally the vesting period of four years. No compensation expense has been recognized in Napster’s Consolidated Statement of Operations, except as described in Note 14—Employee Benefit Plans in Notes to Consolidated Financial Statements relating to options in Napster common stock granted to employees, and Note 13—Stockholder’ Equity in Notes to Consolidated Financial Statements relating to stock issued to Virgin Holding, Inc., an indirect subsidiary of EMI Group plc (“Virgin”). Napster accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date of grant.

The following table illustrates the effect on net income and earnings per share if Napster had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts):

	Year Ended March 31,
	2004	2003	2002
Net income (loss), as reported	$(44,413)	$(11,650)	$2,226
Add:
Unearned stock-based compensation expense included in reported net income (loss)	2,073	2,466	4,432
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(10,225)	(11,192)	(8,790)

Pro forma net loss	$(52,565)	$(20,376)	$(2,132)

Net income (loss) per share:
Basic—as reported	$(1.62)	$(0.60)	$0.13
Basic—pro forma	$(1.91)	$(1.05)	$(0.12)
Diluted—as reported	$(1.62)	$(0.60)	$0.13
Diluted—pro forma	$(1.91)	$(1.05)	$(0.12)

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Napster uses the straight-line method to amortize its SFAS No. 123 pro forma stock –based compensation expense over the vesting period, which is generally four years, of stock options, and over the applicable purchase period, which ranges from six months to two years, for employee stock purchase plan (“ESPP”) stock purchase rights.

Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123. This information is required to be determined as if Napster had accounted for its employee stock options and ESPP under the fair value method of SFAS No. 123, as amended by SFAS No. 148.

The fair value of stock option and ESPP stock purchase rights was estimated on the date of grant using the Black-Scholes model. The following table sets forth the weighted-average assumptions used to calculate the fair value of the stock options and ESPP stock purchase rights.

	Year Ended March 31,
	2004	2003	2002
Stock options:
Expected volatility	105%	115%	70%
Risk-free interest rate	2.65%	3.00%	4.70%
Expected life	4 years	4 years	4 years
Expected dividend yield	zero	zero	zero

ESPP stock purchase rights:
Expected volatility	105%	115%	70%
Risk-free interest rate	1.48%	1.89%	3.37%
Expected life	1.2 years	1.2 years	1.2 years
Expected dividend yield	zero	zero	zero

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. Napster uses projected volatility rates, which are based upon historical volatility rates trended into future years. Because Napster’s employee stock options and ESPP stock purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing option-pricing models do not necessarily provide a reliable single measure of the fair value of our options and purchase rights. Under the Black-Scholes option-pricing model, the weighted average fair value of stock options at date of grant was $5.22, $3.91, and $8.37 per share for options granted during fiscal 2004, 2003 and 2002, respectively. The weighted average fair value of purchase rights under the ESPP was $3.32, $2.18 and $6.22 per share during fiscal 2004, 2003 and 2002, respectively.

Treasury Stock

Napster accounts for treasury stock under the cost method.

Net income (loss) per share

Basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of warrants issued in connection with a strategic relationship agreement with Virgin and an asset purchase agreement with Napster Inc. and common stock issuable upon exercise of stock options, computed using the treasury stock method.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a reconciliation of the shares used in the computation of basic and diluted net income per share (in thousands):

	Year Ended March 31,
	2004	2003	2002
Numerator:
Net income (loss)	$(44,413)	$(11,650)	$2,226

Denominator:
Denominator for basic net income (loss) per share—weighted average share	27,496	19,477	17,216
Incremental common shares attributable to shares issuable under employee stock plans	—	—	259
Incremental common shares for warrant issued to strategic partners	—	—	43

Denominator for diluted net income per share—weighted average number of common shares outstanding	27,496	19,477	17,518

Net income (loss) per share (basic and diluted)	$(1.62)	$(0.60)	$0.13

Common equivalent shares excluded from the calculation because their effect would have been anti-dilutive totaled 6.2 million in fiscal 2004, 6.5 million in fiscal 2003 and 1.4 million in fiscal 2002.

Recent accounting pronouncements

Share-Based Payments

On March 31, 2004, the FASB issued a proposed Statement, “Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95,” that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensation transactions using Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally would require that such transactions be accounted for using a fair-value-based method and recognized as expenses in our consolidated statement of income. The proposed standard would require that the modified prospective method be used, which requires that the fair value of new awards granted from the beginning of the year of adoption, plus unvested awards at the date of adoption, be expensed over the vesting period. In addition, the proposed statement encourages companies to use the “binomial” approach to value stock options, which differs from the Black-Scholes option pricing model that we currently use. The recommended effective date of the proposed standard for public companies is for fiscal years beginning after December 15, 2004. We have not completed our assessment of the impact of the proposed standard on our financial condition, results of operations or cash flow.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

In December 2003, the Securities and Exchange Commission (“SEC”) published Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” (“SAB 104”). SAB 104 updates portions of the SEC staff’s interpretive guidance provided in SAB 104 and included in Topic 13 of the Codification of Staff Accounting Bulletins. SAB 104 deletes interpretative material no longer necessary, and conforms the interpretive material retained, because of pronouncements issued by the FASB’s Emerging Issues Task Force (“EITF”) on various revenue recognition topics. SAB 104 also incorporates into the SAB Codification certain sections of the SEC staff’s “Revenue Recognition in Financial Statements—Frequently Asked Questions and Answers.” We adopted the disclosure requirements during the fiscal year ended March 31, 2004. The adoption of SAB 104 had no material impact on Napster’s consolidated financial condition, results of its operations or its cash flows.

Other-Than-Temporary Impairment

At its November 2003 meeting, the EITF reached a consensus on disclosure guidance previously discussed under EITF 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The consensus provided for certain disclosure requirements that were effective for fiscal years ending after December 15, 2003. We adopted the disclosure requirements during the fiscal year ended March 31, 2004.

At its March 2004 meeting, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF 03-01. The consensus clarifies the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and investments accounted for under the cost method or the equity method. The recognition and measurement guidance for which the consensus was reached in the March 2004 meeting is to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The adoption of the disclosure requirements has to date not had a material impact on Napster’s business, financial position, cash flows or result of operations.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, although certain aspects have been delayed pending further clarifications. The adoption of SFAS 150 has to date not had a material impact on Napster’s business, financial position, cash flows or results of operations.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting for Consolidations of Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FIN 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51,” which subsequently has been revised by FIN 46-R. The primary objectives of FIN 46-R are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (called variable interest entities or “VIEs”) and on how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46-R requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The requirements of FIN 46-R are effective for VIEs created after January, 2003; for all VIEs created before February 1, 2003 that are Special Purpose Entities (“SPEs”), those requirements are effective starting with the first reporting period ending after December 15, 2003, and for all other VIEs created before February 1, 2003, those requirements are effective starting with the first reporting period ending after March 15, 2004. The adoption of FIN 46-R to date did not have an effect on Napster’s business, financial position, cash flows or results of operations.

Accounting for Multiple Deliverable Revenue Arrangements

In November 2002, the EITF reached a consensus on EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. EITF No. 00-21 is effective for interim periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material effect on Napster’s financial statements.

Accounting for Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. Napster adopted SFAS No. 146 during the fourth fiscal quarter ended March 31, 2003. The provisions of EITF No. 94-3 continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS No. 146. The effect upon adoption of SFAS No. 146 is to change on a prospective basis the timing of when restructuring charges are recorded, from a commitment date approach to the date when the liability is incurred. The fiscal year 2004 restructuring activities described in Note 7 have been accounted for in accordance with SFAS No. 146.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2—BUSINESS COMBINATIONS AND DIVESTITURE:

Fiscal Year 2004

Acquisition of Napster, LLC, formerly known as Pressplay

In May 2003, Napster acquired substantially all of the ownership of Napster, LLC, provider of an online music service formerly known as Pressplay. Napster, LLC was not affiliated with Napster, Inc. Pressplay served as the foundation for Napster’s online music service which was launched on October 29, 2003 under the Napster brand. In consideration of the acquisition, Napster exchanged $12.5 million in cash, issued 3.9 million shares of Napster’s common stock valued at $23.5 million and obligated itself to pay up to $12.4 million in contingent payments based on Napster’s future cash flows from the Napster business. The common stock issued was valued in accordance with the provisions of Emerging Issues Task Force (“EITF”) No. 99-12, “Determination of the Measurement Date for the Market Price of Acquiror Securities Issued in a Purchase Business Combination” using the average of the market values of Napster’s common stock for five days prior to the date of the consummation of the acquisition. Napster incurred approximately $1.9 million in professional fees, including legal, valuation and accounting fees related to the acquisition, which were included as part of the purchase price of the transaction.

Napster accounted for the acquisition of Napster, LLC using the purchase method of accounting. The results of operations and the estimated assets acquired and liabilities assumed have been included in Napster’s financial statements from the date of acquisition. The allocation of the purchase price to the tangible and identifiable intangible assets acquired is summarized below. The allocation was based on an independent appraisal and estimate of fair value.

(in thousands)
Calculation of purchase price:
Value of stock consideration	$23,487
Cash consideration	12,500
Acquisition costs	1,872

Total costs	$37,859

Allocation of purchase price:
Current assets	$3,067
Property and equipment	4,144
Other assets	1,096
Identifiable intangible asset—Trademark	300
Goodwill	34,709

Total assets acquired	43,316
Current liabilities	(5,457)

Net assets acquired	$37,859

The identifiable intangible asset is amortized on a straight-line basis over its estimated useful life of one year. In accordance with SFAS No. 142, goodwill is not amortized but is tested at least annually for impairment.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following unaudited pro forma financial information presents the combined results of operations of Napster and Napster, LLC as if the acquisition had occurred at the beginning of fiscal 2004 and 2003 (in thousands, except per share amounts):

	Year Ended March 31,
	2004	2003
	(Unaudited)
Net revenues	$100,092	$123,479
Net loss	$(47,939)	$(30,496)
Basic and diluted net loss per share	$(1.71)	$(1.30)
Weighted average shares used in computing net loss per share	28,020	23,392

Sale of Goback product line

In April 2003, Napster sold its GoBack product line and related tangible and intangible assets to Symantec. Cash consideration of $10.2 million was received at the date of the sale with a further $2.8 million held in escrow. This escrow was subject to claims for certain potential contingencies and was paid to Napster after the one-year anniversary date of the close of the transaction. A total of $1.1 million of the escrow amount was recognized as consideration at the time of the transaction. The remainder was recognized at the one-year anniversary date of the close of the transaction upon satisfaction of the conditions specified in the purchase agreement. In the fiscal year ended March 31, 2004, Napster recorded a gain of $10.6 million from the sale of the GoBack product line.

Fiscal Year 2003

Acquisition of certain Napster assets

In November 2002, we acquired certain assets of Napster, Inc., an online music file-sharing service, for $5.7 million in cash and warrants to purchase 100,000 shares of Napster’s common stock at a price of $3.12 per share, which expire in November 2005. The transaction was accounted for as a purchase of assets. The purchase price, including the fair value of the warrants and certain acquisition expenses, was $6.1 million and was allocated to the acquired assets based on their fair market value as determined by management with the input of an independent valuation. Of the purchase price, $5.6 million has been allocated to trademarks, $367,000 has been allocated to patents and $110,000 has been allocated to fixed assets. The fair value of $329,000 for the warrants was determined using the Black-Scholes option pricing model, with the following assumptions: expected life of three years, a risk free interest rate of 5.0%, a dividend yield of 0% and volatility of 63%. The strike price for the warrants is $3.12 per warrant and the fair market value of Napster’s common stock was $5.37 on the date the transaction was completed.

Fiscal Year 2002

Acquisition of MGI Software

On January 31, 2002, Napster acquired all of the outstanding shares and assets of MGI Software Corp. (“MGI Software”), a developer of Internet imaging products and digital video and photography solutions, in a two step asset and stock acquisition. Napster’s primary reason for acquiring MGI Software was to expand its product offerings. Napster issued approximately 2.2 million shares of its common stock with a value of $31.9 million in exchange for all of the outstanding shares of MGI Software. The common stock issued was valued in accordance with EITF 99-12, “Determination of the Measurement Date for the Market Price of Acquiror Securities Issued in a Purchase Business Combination,” using the average of market values of Napster’s common stock for two days prior to through two days following the date of the execution and announcement of the acquisition. Napster incurred $2.8 million in professional fees, including legal, valuation and accounting fees, related to the acquisition, which were included as part of the purchase price of the transaction.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Napster accounted for the acquisition of MGI Software using the purchase method of accounting. The results of operations and the estimated assets acquired and liabilities assumed have been included in the Napster’s financial statements from the date of acquisition. The final allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed is summarized below.

(in thousands)
Calculation of purchase price:
Value of stock consideration	$31,888
Acquisition costs	2,758

Total costs	$34,646

Allocation of purchase price:
Current assets	$(2,807)
Property and equipment	872
Other assets	18
In-process research and development	1,110
Identifiable intangible asset :
Purchased technology	7,032
Trade name	500
Goodwill	36,786

Total assets acquired	43,511
Current liabilities	(8,865)

Net assets acquired	$34,646

The identifiable intangible assets are amortized on a straight line basis over their estimated useful lives of three years. In accordance with SFAS No. 142, goodwill is not amortized but is tested annually for impairment.

In connection with its acquisition of MGI Software, Napster accrued restructuring costs of $635,000 in the fourth quarter of fiscal 2002. This amount was included in current liabilities in the preliminary purchase price allocation. Approximately $532,000 of the charge related to severance payments to a total of 31 MGI Software employees whose positions were eliminated as a result of the acquisition. In August 2002, $366,000 was added to the accrual for additional employee severance and charged to discontinued operations. At March 31, 2003, a total of 50 employees had been terminated. One individual remained as an employee. The remainder of the total fiscal 2002 restructuring reserve was related to costs to terminate contracts that became redundant after the acquisition. There was no remaining accrual balance as of March 31, 2003.

The following table sets forth the restructuring activity in fiscal 2003 (in thousands):

	Balance March 31, 2002	Additional Restructuring Accrual	Accumulated Cash Paid	Balance March 31, 2003
Employee severance costs	$532	$366	$898	$—
Contract termination costs	103	—	103	—

	$635	$366	$1,001	$—

Napster identified research projects in areas for which technological feasibility had not been established and no alternative future uses existed. Approximately $1.1 million of the purchase price was allocated to acquired in-process research and development (“IPR&D”) and written off in the fourth quarter of fiscal 2002. Napster acquired IPR&D related to two projects:

•	an enhanced and upgraded version of the PhotoSuite product, a package of digital photo features designed to capture, edit and share photos on a PC or over the Internet, and

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	a new version of the VideoWave Movie Creator product, a digital video product that is designed for the beginner or novice user.

The amount of IPR&D allocated to the PhotoSuite project was approximately $1.0 million and the amount allocated to the VideoWave Movie Creator project was approximately $110,000. The value for each of the projects was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows to their present value, and then applying a percentage of completion to the calculated value. Key assumptions utilized in determining these values include:

•	a discount rate of 35%, representing the cost of capital as related to the estimated time to complete the projects and the level of risk involved;

•	a royalty rate of 8% applied to projected revenues for each in-process project to attribute value for dependency on predecessor core technology; and

•	the percentage of completion for the projects, determined using costs incurred by MGI Software prior to the acquisition date compared to the remaining research and development to be completed to bring the projects to technological feasibility. Napster estimated that as of the acquisition date, the PhotoSuite project was 40% complete and the VideoWave Movie Creator project was 30% complete. The estimated costs to complete the projects were approximately $1.5 million in the aggregate.

The VideoWave Movie Creator project was completed during the first quarter of fiscal 2003. The PhotoSuite project was completed during the fourth quarter of fiscal 2003.

NOTE 3—CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS:

Napster’s cash, cash equivalents and short-term investments consist of the following (in thousands):

	March 31, 2004	March 31, 2003
	Fair Value	Fair Value
Cash	$36,911	$26,395
Cash Equivalents:
Money market funds	—	8,344

Total cash and cash equivalents	$36,911	$34,739

Restricted cash	$1,735	$—

Short-term investments:
Money market securities	$16,256	$621
Commercial paper	—	100
Certificate of deposit	—	256
Corporate bonds	—	2,954
Corporate securities	5,067	524
Municipal securities	6,654	7,249
U.S. agencies securities	513	5,211
U.S. treasury note	—	603
Asset-backed securities	—	1,240

Total short-term investments	$28,490	$18,758

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2004 and 2003, the estimated fair value of Napster’s cash, restricted cash, cash equivalents and short-term investments approximated their carrying value. There were $276,000 of net unrealized losses at March 31, 2004 and $24,000 of net unrealized gains at March 31, 2003. Approximately $27.2 million and $10.2 of the short-term investments mature in less than one year as of March 31, 2004 and 2003, respectively. The remaining short-term investments generally have effective maturity dates between one and two years.

There were no realized gains or losses on short-term investments in fiscal 2002 and approximately $23,000 and $64,000 of realized gains in fiscal 2004 and 2003, respectively.

NOTE 4—BALANCE SHEET DETAIL:

Prepaid expenses and other current assets

	March 31,
	2004	2003
	(in thousands)
Prepaid expenses and other current assets:
Prepaid expenses	$2,448	$3,158
Content advances	2,709	—
Inventory	1,187	460
Cash held in escrow	1,125	—
Other receivables	11	208

	$7,480	$3,826

Content advances are advances paid to third-party content providers as part of an agreement to make content available to Napster. These balances are being expensed as the advances are recovered in accordance with the terms of the related agreements, generally based on usage. Advances that are not recovered by the end of their contractual terms are non-refundable. The recoverability of these balances is subject to regular review by management.

Property and equipment

		March 31,
		2004	2003
		(in thousands)
Property and equipment, net:	Life
Computer equipment and software	3-5 years	$15,539	$8,206
Furniture and fixtures	3-8 years	776	2,259
Leasehold improvements	Life of lease	1,296	2,885

		17,611	13,350
Less: Accumulated depreciation		(7,678)	(4,292)

Property and equipment, net		$9,933	$9,058

Depreciation expense in continuing operations totaled $3.6 million in fiscal 2004, $1.2 million in fiscal 2003 and $188,000 in fiscal 2002. Depreciation expense in discontinued operations totaled $1.5 million in fiscal 2004, $1.5 million in fiscal 2003 and $476,000 in fiscal 2002.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and equipment acquired under capital leases

Property and equipment include gross assets acquired under capital leases of $1.8 million at both March 31, 2004 and March 31, 2003. Related depreciation expense in continuing operations included in accumulated depreciation was $374,000 and $183,000 at March 31, 2004 and March 31, 2003, respectively. Related depreciation expense in discontinued operations included in accumulated depreciation was $687,000 and $349,000 at March 31, 2004 and March 31, 2003, respectively. Capital leases are included as a component of computer equipment and software.

Impairment of fixed assets

During the fiscal year ended March 31, 2004, we incurred $2.4 million of asset impairment charges in discontinued operations as a result of our restructurings (see Note 7—Restructuring of Notes to the Consolidated Financial Statements.) The restructuring resulted in the write-off of computer equipment, furniture and fixtures, and leasehold improvements from our U.S., European and Japanese offices.

Accrued liabilities

	March 31,
	2004	2003
	(in thousands)
Accrued liabilities:
Accrued compensation and related expenses	$4,466	$3,733
Accrued legal	2,674	2,524
Accrued technical support	1,016	2,044
Accrued marketing development funds	2,782	1,648
Accrued royalties	2,546	1,891
Accrued affiliate and content liabilities	1,297	—
Accrued restructuring	3,576	363
Accrued sales returns reserve	9,166	5,559
Other	2,579	3,225

	$30,102	$20,987

Total accrued restructuring totaled $5.3 million as of March 31, 2004, of which $1.7 million was reclassified to long-term liability.

NOTE 5—LONG-TERM INVESTMENTS

In August 2002, Napster made a strategic investment of $3.0 million in YesVideo, a company specializing primarily in video-to-DVD conversion services. Since Napster owns approximately 10% of YesVideo, does not have significant influence over YesVideo’s operating and financial policies, and is not represented at YesVideo’s board of directors, the investment is accounted for using the cost method of accounting.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS:

The gross carrying amounts and accumulated amortization of intangible assets are as follows for the periods presented (in thousands):

	March 31,
	2004		2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Including Effects of Foreign Currency Exchange)
Identified intangible assets:
Patents	$5,627	$5,426	$5,627	$5,301
Covenants not to compete	6,010	6,010	6,010	6,010
Purchased technology	11,158	8,915	10,290	6,049
OEM relationships	1,186	1,186	1,186	1,186
Trademarks	8,116	4,661	7,691	2,299
Capitalized website development costs	1,823	1,823	1,823	1,468

	$33,920	$28,021	$32,627	$22,313

Net book value		$5,899		$10,314

Intangible assets are generally amortized over three years. Amortization of identifiable intangible assets for continuing operations was $2.3 million in fiscal 2004, $666,000 in fiscal 2003 and zero in fiscal 2002. Amortization of identifiable intangible assets within discontinued operations was $2.9 million in fiscal 2004, $5.7 million in fiscal 2003 and $6.1 million in fiscal 2002. In addition, amortization of capitalized website development costs of $260,000 in fiscal 2004, $446,000 in fiscal 2003, and $446,000 in fiscal 2002 was included in discontinued operations sales and marketing expense, and $95,000 in fiscal 2004, $174,000 in fiscal 2003 and $174,000 in fiscal 2002 was included in general and administrative expense in continuing operations.

Changes in the carrying amount of goodwill are as follows (in thousands):

	Year Ended March 31,
	2004	2003
	(in thousands)
Beginning balance	$53,040	$53,040
Goodwill resulting from the acquisition of Napster, LLC, formerly known as Pressplay	34,709	—
Effect of foreign currency exchange	1,767	—

Ending balance	$89,516	$53,040

In May 2003, Napster acquired substantially all of the ownership of Napster, LLC, formerly known as Pressplay, provider of an online music service. During fiscal 2004, Napster recorded $34.7 million of goodwill in connection with this acquisition.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with the provisions of SFAS No. 142, Napster performed a transition impairment analysis, which resulted in no impairment as of April 1, 2002. In addition, as required by SFAS No. 142, Napster performed an annual impairment test in the fourth quarter of fiscal 2004 and 2003 and concluded that its goodwill balances were not impaired as the fair value of our reporting units exceeded their carrying value, including goodwill. Napster did not record any impairment of goodwill or other long-lived assets in either fiscal 2004 or 2003. The impairment reviews were performed in accordance with SFAS No. 142 which involves a two-step process as follows:

Step 1—A comparison of the fair value of Napster’s reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit’s fair value, Napster will move to step 2. If a unit’s fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

Step 2—An allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This will derive an implied fair value for the reporting unit’s goodwill. Napster will then compare the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

Napster operated in two reportable segments as of March 31, 2004, which also each represented a reporting unit. The tests described above were performed with the assistance of independent valuation experts. The discounted cash flow methodology was the primary method used to determine the fair values for SFAS No. 142 impairment purposes. In performing these analyses, Napster used the best information available under the circumstances, including reasonable and supportable assumptions and projections of future operating results. The discount rate used in the analysis for the consumer software division was 17% and 15% for the fiscal year 2004 and 2003 analysis, respectively. The discount rate used in the analysis for the online music division was 30% for the fiscal year 2004 analysis. The discount rate was based on historical risk premiums required by investors for companies of Napster’s size, industry and capital structure and included risk factors specific to the sectors in which Napster operates.

The estimated future amortization expense for intangible assets is as follows (in thousands):

Fiscal Year Ending March 31,	Continuing Operations	Discontinued Operations	Total
2005	$2,063	$2,487	$4,550
2006	$1,349	—	$1,349

In November 2002, we acquired certain assets of Enco Recovery Corporation (f/k/a Napster, Inc.), an entity unrelated to the Company, an online music file-sharing service, for $5.7 million in cash and warrants to purchase 100,000 shares of Napster’s common stock at a price of $3.12 per share, which expire in November 2005. The transaction was accounted for as a purchase of assets. The purchase price, including the fair value of the warrants and certain acquisition expenses, was $6.1 million and was allocated to the acquired assets based on their fair market value as determined by management with the input of an independent valuation. Of the purchase price, $5.6 million has been allocated to trademarks, $367,000 has been allocated to patents and $110,000 has been allocated to fixed assets. The fair value of $329,000 for the warrants was determined using the Black-Scholes option pricing model, with the following assumptions: expected life of three years, a risk free interest rate of 5.0%, a dividend yield of 0% and volatility of 63%. The strike price for the warrants is $3.12 per warrant and the fair market value of Napster’s common stock was $5.37 on the date the transaction was completed.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7—RESTRUCTURING:

Fiscal 2004 restructuring

In the first quarter of fiscal 2004, Napster recorded a restructuring charge in discontinued operations of $1.5 million. The restructuring charge was primarily due to the reorganization of CSD’s European operations and the finalization of its consolidation of technical support in its Canadian facility. The restructuring charge included $1.0 million of severance and benefits related to the involuntary termination of approximately 60 employees, $362,000 of equipment write-offs, and $115,000 of miscellaneous expense.

In the second quarter of fiscal 2004, Napster recorded a restructuring charge in discontinued operations of approximately $557,000. The restructuring charge was primarily due to the reorganization of CSD’s Canadian, Japanese and domestic operations. The restructuring charge included $542,000 of severance and benefits related to the involuntary termination of approximately 37 employees, $75,000 of downward adjustment to the restructuring accrual in the first quarter ended June 30, 2003 due to lower actual costs than originally estimated for certain severance benefits, and $90,000 of equipment write-offs.

In the third quarter of fiscal 2004, Napster recorded a restructuring charge in discontinued operations of approximately $4.4 million. The restructuring charge was primarily in connection with the reorganization of CSD’s European and domestic operations. The restructuring charge included $2.0 million of unused lease facilities write-offs, $1.2 million of equipment write-offs, $806,000 of severance and benefits related to the involuntary termination of approximately 50 employees, and $274,000 of miscellaneous legal and tax expenses.

In the fourth quarter of fiscal 2004, Napster recorded a restructuring charge of approximately $3.9 million, of which $1.1 million was charged to continuing operations. The restructuring charge was primarily in connection with the reorganization of Napster’s domestic operations. The restructuring charge included $1.4 million of unused lease facilities write-offs, $719,000 of equipment write-offs, $1.4 million of severance and benefits related to the involuntary termination of approximately 63 employees, and $397,000 of miscellaneous legal and tax expenses.

The following table summarizes Napster’s restructuring accrual established during fiscal 2004 (in thousands):

	Lease Termination Costs	Severance and Other Benefits	Assets Impairments	Other Costs	Total
Balance, March 31, 2003	$—	$—	$—	$363	$363
Additional accrual	3,426	3,789	2,416	786	10,417
Cash payments	—	(2,556)	—	(94)	(2,650)
Non cash items	—	—	(2,416)	—	(2,416)
Adjustment to liability	(186)	—	—	(214)	(400)

Balance, March 31, 2004	$3,240	$1,233	$—	$841	$5,314

Of the $10.4 million of additional accrual for restructuring charges reflected above, $1.1 million is included in continuing operations and $9.3 million is included in discontinued operations. The entire $1.1 million related to continuing operations was unpaid at March 31, 2004 and was paid subsequent to year-end.

Napster’s estimates of the excess facilities charge may vary significantly depending, in part, on factors, such as our success in negotiating with our lessor, the time periods required to locate and contract suitable subleases and the market rates at the time of such subleases, that may be out of our control. Adjustments to the facilities accrual will be made if further consolidations are required or if actual lease exit costs or sublease income differ from amounts currently expected.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Napster subleases a portion of its Santa Clara facility to an unrelated third party. Expected future minimum sublease income is $145,000 in fiscal 2005, $158,000 in fiscal 2006 and $106,000 in fiscal 2007.

NOTE 8—TRANSACTIONS WITH ADAPTEC:

Allocated costs

As discussed in Note 1, Napster’s costs and expenses include allocations from Adaptec for centralized legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing and other Adaptec corporate services and infrastructure costs. These allocations have been determined on a basis that Adaptec and Napster consider to be reasonable reflections of the utilization of services provided or the benefits received by Napster. The allocations and charges are based on a percentage of total corporate costs for the services provided, based on factors such as headcount, revenue, gross asset value, or the specific level of activity directly related to such costs. No amounts were allocated in fiscal years 2004 and 2003. The amounts for fiscal 2002 represent allocations for the period from April 1, 2001 through May 5, 2001.

The following summarizes the corporate costs allocated to Napster (in thousands):

	Year Ended March 31,
	2004	2003	2002
Cost of revenues	$—	$—	$305
Research and development	—	—	—
Sales and marketing	—	—	81
General and administrative	—	—	293

	$—	$—	$679

For purposes of governing certain of the ongoing relationships between Napster and Adaptec at and after May 5, 2001 and to provide for an orderly transition, Napster and Adaptec have entered into various agreements, including the Separation Agreement and other agreements outlined below (“Ancillary Agreements”). A brief description of each of the agreements follows:

Master Separation and Distribution Agreement

The Separation Agreement contains the key provisions relating to the separation, Napster’s initial funding and the distribution. The agreement lists the documents and items that the parties were required to deliver in order to accomplish the transfer of assets and liabilities from Adaptec to Napster, effective on May 5, 2001. The agreement also contains conditions that were required to occur prior to the distribution. The parties also entered into ongoing covenants that survived the separation, including covenants to exchange information, retain specific documents, refrain from direct employee solicitation and resolve disputes in specified ways.

Assignment and Assumption Agreement

The Assignment and Assumption Agreement identified the assets that Adaptec transferred to Napster and the liabilities that Napster assumed from Adaptec in the separation. The assets that were transferred and the liabilities that were assumed are, with the exception of approximately $11.5 million in income taxes payable, substantially those that appeared on Napster’s consolidated balance sheet as of May 5, 2001. Also on May 5, 2001, Napster recorded a receivable of $2.7 million and a payable of $9.6 million with Adaptec, which were previously included in owner’s net investment. In addition, upon separation, Adaptec contributed to Napster $33.2 million in cash, which included $3.2 million in cash held by Napster’s overseas subsidiaries to fund working capital as a stand-alone entity.

The Assignment and Assumption Agreement also allocates litigation management responsibilities regarding specific litigation matters to either Napster or Adaptec.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Matters Agreement

The Employee Matters Agreement outlines how Adaptec and Napster allocated responsibility for, and liability related to, the employment of those employees of Adaptec who became Napster employees under the separation. The agreement also contains provisions describing Napster’s benefit and equity plans. From May 5, 2001 to May 11, 2001, Napster employees participated in various Adaptec benefit plans, including Adaptec’s 401(k) plan, deferred compensation plan, health and welfare plans and equity and other compensation and bonus plans. Napster incurred actual payroll charges and paid Adaptec an additional fee amounting to 25% of the actual payroll charges. Napster did not assume any of the options to purchase Adaptec common stock held by the Adaptec employees who became Napster employees upon legal separation.

Master Transitional Services Agreement

The Master Transitional Services Agreement outlines individual transitional services that Napster requested Adaptec to provide after separation in order to conduct Napster’s business. The agreement provides the time period for each service, a summary of the service to be provided and a description of the service. Generally, Napster has paid Adaptec for direct and indirect charges incurred for services plus five percent. The agreement covers services relating primarily to accounting, finance, taxes, human resources, information technology and operations. This agreement terminated on May 5, 2002.

Real Estate Matters Agreement

The Real Estate Matters Agreement addresses real estate matters relating to the Adaptec properties that Adaptec leased or shared with Napster and the leases that Adaptec assigned to Napster. The agreement describes the manner in which Adaptec shared with Napster an Adaptec leased property, leased one property to Napster and assigned certain leases to Napster. The Real Estate Matters Agreement also provides that all costs required to affect the transfers, including landlord consent fees, landlord attorneys’ fees and any costs and expenses relating to re-negotiation of Adaptec’s leases would be incurred and paid by Adaptec.

Indemnification and Insurance Matters

Effective as of May 5, 2001, Napster and Adaptec each released the other from any liabilities arising from events occurring on or before May 5, 2001. The agreement also contains provisions governing indemnification. In general, Napster will indemnify Adaptec from all liabilities arising from Napster’s business prior to May 5, 2001, unless caused by misconduct of an Adaptec employee, any of its liabilities arising from Napster’s business after May 5, 2001, any of its contracts, its breach of the Separation Agreement or Ancillary Agreements, or any untrue statement of a material fact or an omission to state a material fact in Napster’s Form 10 Registration Statement. In general, Adaptec will indemnify Napster from all liabilities arising from its business or its breach of the Separation Agreement or Ancillary Agreements, or matters for which Napster has no indemnification responsibility. In addition, Adaptec and Napster will each indemnify the other against liability for specified environmental matters. Napster is responsible for obtaining and maintaining its insurance programs and arrangements separate from Adaptec after May 5, 2001.

Manufacturing Services Agreement

The Manufacturing Services Agreement provided that Adaptec would perform manufacturing services with respect to Napster products (“Products”) for a period of one year at a fee based on Adaptec’s standard cost plus ten percent. Additional expenses including freight, insurance and taxes would be billed at actual cost plus five percent. The Manufacturing Services Agreement terminated on May 5, 2002.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Adaptec warranted the media upon which the software is reproduced for 90 days from the date of delivery or pull from Napster’s warehouse. Adaptec agreed to replace Products reproduced on defective media and returned under Adaptec return merchandise authorization procedures.

The agreement provides that Napster will indemnify Adaptec for claims of intellectual property infringement brought against Adaptec based upon its manufacture of Products for Napster. Each party will indemnify the other party against claims arising from its negligence or that of its agents and Napster will indemnify Adaptec for claims based upon the defective design or code of Products.

Intellectual Property Agreements

Under the Master Technology Ownership and License Agreement and the Master Patent Ownership and Assignment Agreement, Adaptec transferred to Napster its rights in specified patents, specified trademarks, copyrights, related goodwill and other technology related to Napster’s current business and research and development efforts upon separation.

Consistent with all other assets transferred to Napster, intellectual property was transferred at its net book value on the date of transfer.

Tax Sharing Agreement

The Tax Sharing Agreement provides for Adaptec’s and Napster’s obligations concerning various tax liabilities. The Tax Sharing Agreement provides that Adaptec generally will pay, and indemnify Napster if necessary, with respect to all federal, state, local and foreign taxes relating to Napster’s business for any taxable period beginning on May 5, 2001 and ending prior to May 11, 2001. The agreement then provides that Adaptec and Napster will make subsequent payments between them such that the amount of taxes paid by Adaptec and Napster will be determined, subject to specified adjustments, as if Adaptec, Napster and each of their subsidiaries included in Adaptec’s consolidated tax returns had filed their own consolidated, combined or unitary return for that period.

The Tax Sharing Agreement also requires Napster to indemnify Adaptec for certain taxes and similar obligations that Adaptec could incur if the distribution does not qualify for tax-free treatment due to the following events:

•	an acquisition of a controlling interest in Napster stock after the distribution;

•	Napster’s failure to continue its business after the distribution;

•	a repurchase of Napster’s stock; or

•	other acts or omissions by Napster.

The Tax Sharing Agreement further provides for cooperation with respect to certain tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9—TRANSACTIONS BETWEEN DIVISIONS:

Napster has management service agreements between CSD and subsidiaries included in Napster’s Online Music Division. Pursuant to these management service agreements, the actual costs incurred by CSD to support the online music division are charged to the online music division plus a fixed mark up rate. Napster management believes that the charge represents a reasonable approximation of what it would have cost for the Online Music Division to obtain these services from an outside third party.

The following summarizes the amounts recognized by CSD and charged to ongoing operations of the Online Music Division under these service agreements prior to the divestiture of CSD (in thousands):

	Year Ended March 31,
	2004	2003	2002
Services	$56	$—	$—
Research and development	333	—	—
Sales and marketing	43	—	—

	$432	$—	$—

NOTE 10—INCOME TAXES:

Napster has entered into a tax allocation agreement with Adaptec. See Note 8 — Transactions with Adaptec of Notes to Consolidated Financial Statements for a description of the agreement.

The components of income (loss) before income taxes are as follows:

	2004	2003	2002
	(in thousands)
Ongoing operations:
Domestic	$(50,931)	$(18,343)	$(15,919)
Discontinued operations:
Domestic	20,558	11,973	21,034
Foreign	(9,094)	(4,971)	3,593

Discontinued operations:	11,464	7,002	24,627

Income (loss) before income taxes	$(39,467)	$(11,341)	$8,708

The components of the provision for income taxes on discontinued operations are as follows:

	Year Ended March 31,
	2004	2003	2002
	(in thousands)
Federal:
Current	$—	$1,246	$3,498
Deferred	2,915	(1,889)	(1,075)
Foreign:
Current	1,380	731	3,425
Deferred	227	(76)	(126)
State:
Current	7	481	879
Deferred	417	(184)	(119)

	$4,946	$309	$6,482

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of Napster’s deferred tax assets and liabilities are as follows:

	March 31,
	2004	2003
	(in thousands)
Compensatory accruals	$273	$445
Accrued liabilities and other provisions	5,962	3,119
Net operating loss	13,697	5,880
Other, net	150	131

Total	20,082	9,575
Less: Valuation allowance	(19,086)	(4,020)

Deferred tax assets	996	5,555
Intangibles	—	(1,190)

Net deferred tax assets	$996	$4,365

Napster has established a full valuation allowance against its gross deferred tax assets related to losses in foreign subsidiaries that was deemed more likely than not to be recoverable prior to expiration. In establishing the valuation allowance, Napster considered, among other factors, its historical profitability, projections for future profits and the ability of its foreign subsidiaries to utilize their deferred tax assets. The valuation allowance increased by $15 million, $115,000 and $596,000, respectively, during fiscal years 2004, 2003, and 2002.

At March 31, 2004, Napster had approximately $29 million in net operating loss carryforwards in foreign jurisdictions with an indefinite expiration period. Additionally, Napster had approximately $20 million and $6 million in federal and state net operating loss carryforwards with expiration dates of 2024 and 2014, respectively.

The provision for income taxes differs from the amount computed by applying the federal statutory tax rate to income from discontinued operations before taxes as follows:

	Year Ended March 31,
	2004	2003	2002
	(in thousands)
Federal statutory rate	35.0%	35.0%	35.0%
State taxes (benefit), net of Federal benefit	(1.1)	(2.6)	8.7
Foreign income at other than U.S. tax rate	(14.1)	(31.6)	(151.4)
Increase in valuation allowance	(26.3)	(1.0)	6.9
Stock based compensation	(1.8)	(3.9)	28.1
In-process research and development	—	—	1.8
Other	(4.2)	1.4	(3.5)

Effective income tax rate	(12.5)%	(2.7)%	(74.4)%

Napster has not accrued income taxes on accumulated undistributed earnings of its non-U.S. subsidiaries, as these earnings will be reinvested indefinitely.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11—SHORT-TERM DEBT:

Short-term debt consists of the following:

	March 31,
	2004	2003
	(in thousands)
Revolving credit agreement	$15,000	$—
Obligations under capital leases with interest rates ranging from 4.83% to 8.65%	420	606

Current portion of long-term debt	$15,420	$606

In March 2004, Napster entered into an agreement with a U.S. bank to provide a $15.0 million revolving line of credit, collateralized by substantially all of its assets. The line of credit bears interest at a variable rate of prime rate plus 0.50% per annum and expired in March 2006. The line of credit contains a material adverse conditions clause and certain covenants that require Napster to maintain certain financial ratios. The covenants require at the end of each month and throughout the term of the agreement (i) a minimum tangible net worth of $10.0 million, (ii) a ratio of unrestricted cash, cash equivalents and short-term investments, plus 50% of net accounts receivable, less sales returns reserves, to total borrowings under the line of credit of not less than 2.00 to 1.00. At March 31, 2004, we had drawn down $15.0 million under the line of credit.

For details of capital leases, see Note 17—Commitments and Contingencies and Litigation of Notes to the Consolidated Financial Statements.

NOTE 12—LONG-TERM DEBT:

Long-term debt consists of the following:

	March 31,
	2004	2003
	(in thousands)
Revolving credit agreement	$—	$5,000
Obligations under capital leases with interest rates ranging from 4.83% to 8.65%	68	490

	$68	$5,490

In January 2002, Napster entered into a three-year agreement with a bank to provide a $15.0 million revolving line of credit, collateralized by substantially all of its assets. The line of credit also included a financial covenant that required Napster to maintain a minimum balance of cash, cash equivalents and short-term investments of $25 million. In November 2003, the line of credit was amended reducing the credit facility to $5.0 million and the maturity date to April 30, 2004 and requiring Napster to maintain a minimum deposit account of $6.0 million. The line of credit bears interest either at a fixed rate of LIBOR plus 1.75% per annum or at a variable rate of prime plus 0.5% per annum. In March, 2004, this line of credit was replaced with a new revolving line of credit (see Note 11—Short-Term Debt of Notes to the Consolidated Financial Statements).

For details of capital leases, see Note 17—Commitments and Contingencies of Notes to the Consolidated Financial Statements.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 13—STOCKHOLDERS’ EQUITY:

In January 2004, Napster issued 5,500,000 shares of common stock in a private placement to certain accredited investors. The shares were sold at a price of $4.10 per share with gross proceeds of $22.6 million. The gross proceeds were reduced by placement fees and legal and accounting fees of in total approximately $1.7 million, of which approximately $160,000 remained in accounts payable and accrued liabilities at March 31, 2004.

In June 2003, Napster issued 4,000,000 shares of common stock in a private equity placement to certain accredited investors. The shares were sold at a price of $5.50 per share with gross proceeds of $22 million. The gross proceeds were reduced by placement fees and legal and accounting fees of approximately $1.8 million, of which approximately $76,000 remained in accounts payable and accrued liabilities at March 31, 2004.

On November 15, 2002, Napster entered into an agreement to acquire certain assets of Napster, Inc. As part of the agreement, Napster, Inc. received a warrant to purchase 100,000 shares of Napster’s common stock at a price equal to $3.12 per share. The warrant is exercisable, in whole or part, at any time from the grant date. The warrant expires on November 27, 2005. The fair value of $329,000 for the warrants was determined using the Black-Scholes option pricing model, with the following assumptions: expected life of three years, a risk free interest rate of 5.0%, a dividend yield of 0% and volatility of 63%. The strike price for the warrants is $3.12 per warrant and the fair market value of Napster’s common stock was $5.37 on the date the transaction was completed.

In August 2002 the Board of Directors authorized a share repurchase program pursuant to which the officers of Napster were authorized to purchase up to 10% of the outstanding shares of Napster for an aggregate price not to exceed approximately $8.0 million. Under this program, Napster spent $1.1 million to repurchase and retire 245,000 shares during the year ended March 31, 2003.

On May 18, 2001 the Board of Directors adopted a Stockholders’ Rights Plan. Under the plan, Napster issued a dividend of one right (the “Rights”) for each share of common stock, par value of $0.001 per share, of Napster held by stockholders of record as of the close of business on June 15, 2001. Under the plan, each Right entitles stockholders to purchase a fractional share of Napster’s preferred stock for $77.00. Initially, the Rights are not exercisable and will trade with Napster’s common stock. Generally, the Right may become exercisable if a person or group acquires beneficial ownership of 15% or more of Napster’s common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of Napster’s common stock. Upon occurrence of these events, unless redeemed for $0.001 per right, the Rights will then become exercisable by holders of the Rights, other than an unsolicited third party acquirer, for common shares of Napster, or of the third party acquirer, having a value of twice the Right’s then-current exercise price.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On May 17, 2001, Napster entered into a strategic relationship with Virgin to, among other things, develop technology solutions relating to CD recording technology. As part of the agreement, Virgin provided strategic guidance and advice to Napster for a one-year period. Simultaneously with the execution of the agreement, Virgin purchased 235,294 shares of Napster’s common stock at a price of $8.50 per share. In the first quarter of fiscal 2002, approximately $1.1 million in deferred stock-based compensation was recorded for the common stock issued. Amortization expense of approximately $0, $175,000 and $961,000 related to the common stock was included in stock-based compensation charges in the consolidated statement of operations for fiscal 2004, 2003 and 2002, respectively. Virgin also received a warrant to purchase 117,647 shares of Napster’s common stock at a price equal to $8.50 per share. The warrant became exercisable by 25% each quarter following the initial agreement. The warrant expired on May 17, 2004 without being exercised. Stock-based compensation charges of approximately $1.1 million related to the warrant were recorded and were included in the consolidated statement of operations for fiscal 2002. In fiscal 2003, stock-based compensation expense was reduced by approximately $22,000 as a result of the re-measurement of the warrant. No stock-based compensation charges were recorded in fiscal 2004 as the warrant was fully vested.

NOTE 14—EMPLOYEE BENEFIT PLANS:

2003 Stock Plan

On September 18, 2003, the Board of Directors adopted the 2003 Stock Plan. The plan provides for the granting of incentive and non-qualified stock options to officers, directors and employees of Napster. Napster initially reserved 1.1 million shares of common stock for issuance under the plan.

During the second quarter of fiscal year 2004, the Board of Directors granted to our chief executive officer additional options to purchase 300,000 shares of common stock. Since the grant was contingent upon the approval by stockholders of the 2003 Stock Plan on September 18, 2003, and the options were granted at a price below the fair market value on the date of the stockholders’ approval of the grant, $897,000 of deferred stock compensation related to these options was recorded in Napster’s balance sheet in the quarter ended September 30, 2003. This amount is being amortized over the vesting period of the options. The options will vest 25% on the one-year anniversary of August 15, 2003 and 6.25% per quarter thereafter for the next twelve quarters. Approximately $140,000 of amortization expense was recorded and included in stock-based compensation charges in the fiscal year ended March 31, 2004. At March 31, 2004, 800,000 shares remained available for future grant under the 2003 Plan.

The exercise price of each stock option issued under the 2003 Plan will be specified by the Board at the time of grant. However, incentive stock options as well as nonqualified stock options that are intended to qualify as performance-based options may not be granted at less than the fair market value of Napster’s common stock at the date of grant. For holders of more than 10% of Napster’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Napster’s common stock at the date of grant and for a term not to exceed five years. Options granted under the 2003 Plan generally vest over a four year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter, for employees or over the service period for non-employees and expire ten years from the date of grant. Options granted under the 2003 Plan are subject to a vesting period determined by the Board.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2002 Stock Plan

On January 22, 2002, the Board of Directors adopted the 2002 Stock Plan (“2002 Plan”). The 2002 Plan, which did not require approval by the stockholders, provides for the granting of nonqualified stock options and stock purchase rights to employees and service providers of Napster. Officers and directors are not eligible to receive option or stock purchase rights under the 2002 Plan. The Board initially reserved 750,000 shares of common stock for issuance under the 2002 Plan. At March 31, 2004, 184,106 shares remained available for future grant under the 2002 Plan.

The exercise price of each stock option and stock purchase right issued under the 2002 Plan will be specified by the Board at the time of grant. However, incentive stock options as well as nonqualified stock options that are intended to qualify as performance-based options may not be granted at less than the fair market value of Napster’s common stock at the date of grant. For holders of more than 10% of Napster’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Napster’s common stock at the date of grant and for a term not to exceed five years. Options granted under the 2002 Plan generally vest over a four year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter, for employees or over the service period for non-employees and expire ten years from the date of grant. Options and stock purchase rights granted under the 2002 Plan may be fully vested at grant or may be subject to a vesting period determined by the Board. Unvested shares of restricted stock issued upon exercise of stock purchase rights are subject to repurchase by Napster upon termination of employment. To date, Napster has not granted stock purchase rights.

Amended and Restated 2001 Stock Plan

On April 19, 2001, the Board of Directors adopted and, as the sole stockholder of Napster, Adaptec approved, the 2001 Stock Plan (“2001 Plan”). The 2001 Plan provides for the granting of incentive and non-qualified stock options and stock purchase rights to officers, directors, employees and service providers of Napster. The Board initially reserved 1,000,000 shares of common stock for issuance under the 2001 Plan. On April 1 of each year, the number of shares reserved for issuance under the 2001 Plan will automatically increase by the lesser of 2,000,000 shares, 6% of the common shares outstanding on March 31 of that year or a number of shares determined by the Board. At March 31, 2004, 654,415 shares remained available for future grant under the 2001 Plan. On April 1, 2004, the number of shares reserved for issuance under the 2001 Plan was increased by 2,000,000 shares.

The exercise price of each stock option and stock purchase right issued under the 2001 Plan will be specified by the Board at the time of grant. However, incentive stock options as well as nonqualified stock options that are intended to qualify as performance-based options may not be granted at less than the fair market value of Napster’s common stock at the date of grant. For holders of more than 10% of Napster’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Napster’s common stock at the date of grant and for a term not to exceed five years. Options granted under the 2001 Plan generally vest over a four year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter, for employees or over the service period for non-employees and expire ten years from the date of grant. Options and stock purchase rights granted under the 2001 Plan may be fully vested at grant or may be subject to a vesting period determined by the Board. Unvested shares of restricted stock issued upon exercise of stock purchase rights are subject to repurchase by Napster upon termination of employment. To date, Napster has not granted stock purchase rights.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On November 9, 2001, the Board of Directors amended the 2001 Plan to provide for certain automatic grants to directors who are not employees of Napster (“outside directors”). The exercise price of each stock option issued automatically under the 2001 Plan will be 100% of the fair market value of the common stock on the date of grant. Under the amended 2001 Plan, each outside director will be granted an option to purchase 25,000 shares of Napster common stock (30,000 for Committee Chairman) upon appointment as director. On January 1 of each year, each outside director will receive an additional option to purchase 6,250 shares of Napster common stock (7,500 shares for Committee Chairman), provided the outside director has served for at least 6 months. All automatic options granted under the 2001 Plan will vest on a quarterly basis over a four-year period and expire ten years from the date of grant.

Amended and Restated 2001 Directors Option Plan

On April 19, 2001, the Board of Directors adopted and, as the sole stockholder of Napster, Adaptec approved, the 2001 Directors Option Plan (“Directors Plan”). The Directors Plan provides for the granting of nonqualified stock options to outside directors. On November 9, 2001, the Board amended the Directors Plan to increase the options issuable to outside directors upon appointment and annually. The Board initially reserved 100,000 shares of common stock for issuance under the Directors Plan. At March 31, 2004, no shares remained available for future grant under the Directors Plan.

The exercise price of each stock option issued under the Directors Plan will be 100% of the fair market value of the common stock on the date of grant. Under the Directors Plan, each outside director will be granted an option to purchase 25,000 shares of Napster common stock (30,000 for the Chairman of the Board) on the effective date of the Directors Plan or upon appointment as director. On January 1 of each year, provided there are available shares, each outside director will receive an additional option to purchase 6,250 shares of Napster common stock (7,500 shares for the Chairman of the Board), provided the outside director has served for at least 6 months. Options granted under the Directors Plan will vest on a quarterly basis over a four-year period and expire ten years from the date of grant.

Amended and Restated 2000 Stock Option Plan

On November 10, 2000, the Board of Directors adopted and, as the sole stockholder of Napster, Adaptec approved, the 2000 Stock Option Plan (“2000 Plan”). Under the 2000 Plan, options to purchase Napster’s common stock may be granted to employees, consultants and directors. Options may be granted at an exercise price not less than 100% of the fair market value of Napster’s common stock on the date of grant for incentive stock options and not less than 85% of the fair market value on the date of grant for nonqualified stock options. Options have a term of 10 years from date of grant and generally vest over a four-year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter. The Board initially reserved 1,500,000 shares of common stock for issuance under the 2000 Plan. On February 16, 2001, the Board amended the 2000 Plan to reserve an additional 500,000 shares of common stock and on April 19, 2001, the Board amended the 2000 Plan to reserve an additional 1,600,000 share of common stock. Adaptec, as the sole stockholder of Napster, approved both of these amendments. At March 31, 2004, 463,513 shares remain available for future grant.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 20, 2000, a commitment was made to issue to employees of Adaptec, who subsequently became employees of Napster at the date of legal separation, options to purchase 1.15 million shares of Napster common stock with an exercise price of $8.50 per share. Between December 20, 2000 and March 31, 2001, options to purchase an additional 160,000 shares of common stock at $8.50 per share were committed to be issued. Due to the binding nature of the commitment, the date of the commitment to grant the options was assumed to be the date of grant. The options vested 25% on the one-year anniversary of the later of September 21, 2000 or the applicable employee’s hire date and 6.25% per quarter thereafter. Because the grants of Napster options constituted grants to non-employees, the options were valued using the Black-Scholes valuation model with the following assumptions: expected life of 10 years, risk-free interest rate of 5%, volatility of 63% and dividend yield of 0%. In addition, because the number of options that would ultimately be granted was unknown at the commitment date, a measurement date for these options was not able to be established. These options were therefore subject to variable plan accounting treatment, resulting in a re-measurement of the compensation expense at March 31, 2001 and on the Separation Date based on the then-current market value of the underlying common stock. Compensation was recognized under the model prescribed in FIN No. 28. Amortization of the compensation of approximately $2.4 million for the year ended March 31, 2001 and approximately $877,000 for the year ended March 31, 2002 related to the period before legal separation, was recorded and was included in stock-based compensation charges in the consolidated statement of operations.

The measurement date was established on the date of legal separation at which time certain employees of Adaptec became employees of Napster and options to purchase an aggregate of 1.5 million shares of Napster common stock were granted to these employees under the Napster 2000 Stock Option Plan. Pursuant to FIN No. 44, at the date of change in status from non-employees to employees, the accounting basis for the options changed and the compensation associated with these options was re-measured and fixed using the intrinsic value at that date as prescribed by APB Opinion No. 25. The re-measurement resulted in the recording of deferred stock compensation of approximately $5.2 million, which will be amortized over the vesting periods of the respective options on a straight-line basis.

During the first quarter of fiscal 2002, Napster also granted to employees options to purchase approximately 1.8 million shares of common stock at prices below the current fair market value and recorded deferred stock compensation of approximately $6.6 million related to these options. This amount will be amortized over the vesting periods of the respective options, which varies based on the individual employee’s contribution to Napster.

Approximately $2.1 million, $2.5 million and $4.4 million of amortization of deferred stock compensation related to employee stock options was recorded and was included in stock-based compensation charges in the consolidated statements of operations for the years ended March 31, 2004, 2003 and 2002, respectively.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock option activity under Napster’s stock option plans:

	Year Ended March 31, 2004		Year Ended March 31, 2003		Year Ended March 31, 2002
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of year	6,254,579	$9.38	4,802,053	$11.60	—	$—
Granted:
At fair market value	1,294,850	7.24	2,190,024	5.11	2,325,925	15.01
At less than fair market value	300,000	7.47	—	—	3,353,431	8.50
Exercised	(294,846)	5.80	(65,290)	8.50	(470,475)	8.50
Canceled	(1,594,399)	8.83	(672,208)	11.62	(406,828)	9.06

Outstanding, end of year	5,960,184	9.13	6,254,579	9.38	4,802,053	11.6

Exercisable, end of year	3,030,681	$10.22	2,093,828	$10.81	926,370	$9.39

Weighted average fair value of options granted during the year:
At fair market value		$5.22		$3.91		$8.37
At less than fair market value		$7.47		$—		$7.82

The following table summarizes information about stock options outstanding as of March 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.54–$3.86	111,275	8.62 years	$3.12	34,473	$3.11
$3.87	1,140,820	8.37 years	3.87	380,705	3.87
$3.88–$7.46	313,631	9.34 years	5.18	36,046	5.41
$7.47	915,000	9.38 years	7.47	13,750	7.47
$7.48–$8.49	6,500	9.46 years	7.84	626	7.81
$8.50	1,682,524	7.05 years	8.50	1,481,121	8.50
$8.51–$15.24	647,413	8.00 years	13.18	316,985	13.80
$15.25	913,777	7.48 years	15.25	652,653	15.25
$15.26–$22.69	229,244	7.98 years	19.04	114,322	18.94

	5,960,184	8.02 years	$9.13	3,030,681	$10.22

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Stock Purchase Plan

On April 19, 2001, the Board of Directors adopted and, as the sole stockholder of Napster, Adaptec approved the 2001 Employee Stock Purchase Plan (“ESPP”). The Board initially reserved 500,000 shares of common stock for issuance under the ESPP. On April 1 of each year, the number of shares reserved for issuance under the ESPP will automatically increase by the lesser of 100,000 shares, 1.5% of the common shares outstanding on March 31 of that year or a number of shares determined by the Board. Offering periods are generally 24 months long, beginning on February 15 and August 15 of each year, and consist of four six-month purchase periods. However, the first offering period began on May 14, 2001 and ended on July 31, 2003. Napster employees generally may contribute up to 10% of their base compensation to the purchase of Napster stock at a purchase price equal to 85% of the market price at the beginning of the offering period or the end of the purchase period, whichever price is lower. A total of 259,958 shares, 279,738 shares and 64,319 shares were issued under the ESPP in fiscal year 2004, 2003 and 2002, respectively. At March 31, 2004, 345,985 shares remained available for future issuance. On September 18, 2003, stockholders approved the issuance of 250,000 additional shares. In addition, on April 1, 2004, the number of shares reserved for issuance under the ESPP was increased by 100,000 shares. The weighted average fair value of the stock purchase rights granted under the ESPP in 2004 was $3.32.

NOTE 15—BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION:

Segment information

Effective December 17, 2004, Napster operates in a single segment. Prior to December 17, 2004, Napster operated its business in two reportable segments or divisions: CSD and the online music distribution division. Substantially all of the assets and liabilities of CSD were sold to Sonic pursuant to the Agreement (see Note 1). The disposition is accounted for by Napster in accordance with SFAS 144. Therefore, CSD’s results of operations have been reclassified from continuing operations for all periods presented and presented separately as discontinued operations (See Note 16).

Geographic information

Net revenue, by countries—

All revenues from continuing operations in all periods presented are from the United States.

Cash and investments—

The following table presents cash and investments by country (in thousands):

	March 31, 2004	March 31, 2003
United States	$60,950	$35,237
United Kingdom	145	534
Canada	2,234	678
The Netherlands	2,691	10,809
Germany	578	5,113
Other countries	538	1,126

	$67,136	$53,497

Napster does not anticipate that it will incur any material U.S. income or foreign withholding taxes when cash is repatriated to the U.S.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill—

The following table presents goodwill by country (in thousands):

	March 31, 2004	March 31, 2003
United States	$46,191	$11,481
United Kingdom	—	—
Canada	36,786	36,786
The Netherlands	—	—
Germany	6,539	4,773
Other countries	—	—

	$89,516	$53,040

Goodwill at March 31, 2004 and 2003 related to the discontinued operation was $54.8 million and $53.0 million, respectively.

Long-lived assets—

The following table presents long-lived assets, excluding goodwill and other intangible assets, by country based on the location of the assets:

	Year Ended March 31,
	2004	2003
	(in thousands)
United States	$12,969	$10,395
Canada	964	876
Germany	—	712
Other countries	748	723

	$14,681	$12,706

NOTE 16—DISCONTINUED OPERATIONS:

As described in Note 1, on December 17, 2004 Napster sold substantially all of the assets and liabilities constituting CSD, including all of the capital stock of certain international subsidiaries historically included in CSD, to Sonic. The remaining international subsidiaries historically included in CSD have been substantially liquidated as of December 17, 2004. The disposition is accounted for by Napster as a discontinued operation in accordance with SFAS No. 144. Therefore, CSD’s results of operations have been reclassified from continuing operations for all periods presented and presented separately as discontinued operations.

Operating Results of Discontinued Operations

Summarized selected condensed consolidated statement of operations for the discontinued operations are as follows (in thousands):

	Year Ended March 31,
	2004	2003	2002
Net revenues	$87,332	$119,427	$141,471
Gross profit	61,546	85,279	110,843
Operating expenses	60,055	77,833	86,348
Income from discontinued operations before income tax provision	11,464	7,002	24,627
Net income from discontinued operations	$6,518	$6,693	$18,145

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographic Information and Concentrations within Discontinued Operations

The following table presents net revenues from discontinued operations by countries based on the location of customers (in thousands):

	Year Ended March 31,
	2004	2003
United States	$51,259	$61,115
Canada	12,285	22,314
United Kingdom	5,088	5,539
Japan	4,957	9,256
Germany	4,238	4,933
Other countries	9,505	16,270

	$87,332	$119,427

During the year ended March 31, 2002, CSD measured international revenues based on the location of the selling entity. Due to the change in its corporate structure, CSD changed this method of measurement during fiscal 2004. Due to the prior structure of CSD’s reporting, it is impractical to obtain comparative information for the year ended March 31, 2002.

The following individual customers accounted for a significant portion of the Company’s net revenues from discontinued operations:

	Year Ended March 31,
	2004	2003	2002
Dell Computer	15%	12%	*
Ingram Micro	16%	22%	32%
Navarre	19%	18%	*

*	Less than 10%

Net Assets Related to Discontinued Operations

The components of net assets related to the discontinued operations were as follows (in thousands):

	March 31
	2004	2003
Current assets	$19,854	$27,460
Property and equipment, net	4,137	8,955
Goodwill and other intangibles	57,295	57,962
Other long-term assets	3,673	3,648
Current liabilities	(29,071)	(33,513)
Long-term liabilities	(2,364)	(1,680)

Net assets of discontinued operations	$53,524	62,832

Current and long-term liabilities assumed by Sonic include $2.5 million and $1.7 million, respectively, of restructuring accruals.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17—COMMITMENTS AND CONTINGENCIES:

Leases commitments

Napster leases its operating facilities under non-cancelable operating leases, which expire at various times ranging from the year 2004 through 2008. Upon legal separation, Napster entered into a leasing agreement with Adaptec for its principal executive office in Milpitas, California. In March 2002, Napster relocated its principal executive offices to a new leased facility in Santa Clara, California. Napster has no further obligation under the lease agreement for the Milpitas facility. Also on the Separation Date, Napster was assigned certain lease agreements that are currently between Adaptec and other third parties for other facilities in Longmont, Colorado; Maple Grove, Minnesota; Silverdale, Washington; Portland, Oregon; Wurselin, Germany; Tokyo, Japan and Maastricht, The Netherlands. Effective with the acquisition of MGI Software in January 2002 and Napster, LLC, formerly known as Pressplay, in May 2003, Napster’s operating leases also include the facilities in Canada, New York, West Hollywood and San Diego. Rent expense under all operating leases was $5.0 million, $4.3 million and $2.6 million in fiscal 2004, 2003, and 2002, respectively.

Napster has entered into capital lease agreements that expire on various dates between September 2004 and December 2006 for property and equipment. The cost of property and equipment held under capital leases was $1.8 million at both March 31, 2004 and 2003, and is included in computer equipment and software. Related depreciation expense in continuing operations and accumulated depreciation was $374,000 and $183,000 at March 31, 2004 and 2003, respectively. Related depreciation expense included in discontinued operations and accumulated depreciation was $687,000 and $349,000 at March 31, 2004 and 2003, respectively.

The future minimum lease payments under non-cancelable operating leases and the present value of future minimum capital lease payments as of March 31, 2004 are as follows (in thousands):

	Capital Leases	Operating Leases
2005	$438	3,627
2006	54	3,563
2007	18	2,526
2008	—	323
2009	—	226

Total minimum lease payments	510	$10,265
Less amount representing interest (at 4.83% to 8.65%)	(22)

Obligations under capital leases	488
Less current portion	(420)

Long term capital lease obligation	$68

Napster subleases two of its CSD facilities and a portion of a third CSD facility to unrelated third parties. These subleases expire in October 2004, July 2005 and November 2006, respectively. Expected future minimum sublease income for CSD is $503,000 in fiscal 2005, $168,000 in fiscal 2006 and $106,000 in fiscal 2007.

Obligations to content and distribution providers

Napster has certain royalty commitments associated with the licensing of the music content for its online music division. Future minimum royalty payments under these content agreements are $1.5 million in fiscal 2005 and $833,000 in fiscal 2006.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Litigation

Napster and MGI Software Corp. (“MGI Software”) have been notified by a number of companies that certain of their respective software products may infringe patents owned by those companies. Napster is investigating the nature of these claims and the extent to which royalties may be owed by it and by MGI Software to these entities. In addition, Napster and MGI Software have been notified by a number of their respective original equipment manufacturers (“OEMs”) customers that the OEMs have been approached by certain of these companies set forth above regarding possible patent infringement related to certain Napster and MGI Software software products that they bundle with their respective computer products. During fiscal year ended March 31, 2003, Napster settled one of these claims for cash payments totaling approximately $600,000. Napster estimates that the low end of the range of the cost to settle the remaining MGI Software related-claims is approximately $2.5 million. The upper end of the range cannot be reasonably estimated at this time. Because no amount in the range is more likely than any other to be the actual amount of the settlement, Napster has $2.5 million accrued related to the settlement of these claims, of which $2.4 million was recorded as part of the purchase price allocation of MGI Software. The amount, if any, necessary to settle patent claims related to Napster’s products cannot be determined at this time.

On April 23, 2002, Electronics for Imaging and Massachusetts Institute of Technology filed action against 214 companies in the Eastern District of Texas, Case No. 501 CV 344, alleging patent infringement. Napster and MGI Software are named as defendants in that action, along with some of their customers. The patent at issue in the case has expired, and Napster intends to continue to defend the action. Because the case is at an early stage, the outcome cannot be predicted with any certainty.

On December 12, 2003, Optima Technology filed a lawsuit against us in U.S. District Court for the Central District of California alleging patent infringement by our Easy CD Creator line of products. We believe the claims are without merit and intend to defend ourselves vigorously. In February 2004, we filed a countersuit against Optima Technology alleging patent infringement by their CD-R Access Pro product. Because the case is at an early stage, the outcome cannot be predicted with any certainty.

Napster and Pressplay have been notified by a number of companies that the Pressplay and Napster online music distribution services may infringe patents owned by those companies. Napster is investigating the nature of these claims and the extent to which royalties may be owed by it and by Napster, LLC to these entities. The amount of money, if any, necessary to settle these claims cannot be determined at this time.

Napster is a party to other litigation matters and claims that are normal in the course of its operations, and, while the results of such litigation and claims cannot be predicted with certainty, Napster believes that the final outcome of such matters will not have a material adverse impact on its business, financial position, cash flows or results of operations.

NAPSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 18—SUBSEQUENT EVENTS:

In April 2003, Napster sold its GoBack product line and related tangible and intangible assets to Symantec. Cash consideration of $10.2 million was received at the date of the sale with a further $2.8 million held in escrow. This escrow was subject to claims for certain potential contingencies. Of the amount held in escrow, $2.7 million was paid to Napster in May 2004 after the one-year anniversary date of the close of the transaction. A total of $1.1 million of the escrow amount was recognized as consideration at the time of the transaction. The remainder is due to be recognized in April 2004. In the fiscal year ended March 31, 2004, Napster recorded a gain of $10.6 million from the sale of the GoBack product line.

On October 8, 2004, SightSound Technologies, Inc. filed a lawsuit against Napster and Napster, LLC in U.S. District Court for the Western District of Pennsylvania, Case No. 04-1549 alleging infringement of certain of its patents by the Napster service. Napster was served with the complaint in the lawsuit on November 5, 2004. Napster has answered the complaint and filed an application with the United States Patent and Trademark Office for reexamination of the patents. In January 2005, SightSound moved for a preliminary injunction of the Napster service and Napster moved for a stay of the proceedings pending the outcome of Napster’s reexamination application. On February 28, 2005, the court granted Napster’s motion to stay and denied SightSound’s motion for preliminary injunction without prejudice. On March 3, 2005 SightSound filed a notice of appeal with the U.S. Court of Appeals for the Federal Circuit, appealing the district court’s order. The case is at an early stage and the outcome cannot be predicted with any certainty. As a result, the impact may be material to our business, financial position, cash flows or results of operations.

On November 12, 2004, the district court dismissed all of EFI’s and MIT’s claims against Napster and MGI Software pursuant to a stipulation of dismissal signed by the parties in light of the district court’s construction of the patent claims. On December 10, 2004, EFI and MIT filed a Notice of Appeal with the Court of Appeals for the Federal Circuit alleging, among other things, that the district court misconstrued the claims of the patent-in-suit. We believe that EFI’s and MIT’s appeal is without merit and will defend ourselves vigorously.

In December 2004, Napster amended the short term debt (Note 11) to release the lender’s security in assets sold to Sonic and extend the maturity date to December 2005. The line of credit now bears interest at a variable rate of prime plus 0.5% per annum. The line of credit contains a material adverse conditions clause and certain covenants that require Napster to maintain certain financial ratios. The covenants require at the end of each month and throughout the term of the agreement (i) a minimum tangible net worth of $45.0 million, and (ii) a ratio of unrestricted cash, cash equivalents and short-term investments, plus 10% of net accounts receivable, to total borrowings under the line of credit of not less than 2.00 to 1.00. At December 31, 2004, Napster was in compliance with all covenants and had borrowed $15.0 million under the line of credit.

On December 17, 2004, Napster sold substantially all of the assets and liabilities constituting CSD pursuant to the Agreement with Sonic. The sale included all of the capital stock of certain international subsidiaries historically included in CSD. The remaining international subsidiaries historically included in CSD have been substantially liquidated as of December 17, 2004. Sonic paid a total of $72.3 million in cash and 653,837 shares of Sonic’s common stock valued at approximately $13.6 million as of the closing date, and is required to pay $721,000 to reimburse for severance costs associated with the transaction. Out of the proceeds, approximately $2.3 million represented a preliminary payment from Sonic related to the purchase price adjustment clauses of the Agreement. These proceeds will be recognized once the certain adjustments primarily related to closing working capital balances in CSD are finalized with Sonic. During the quarter ended December 31, 2004 Napster recorded a total gain of $30.4 million from the sale of CSD. Pursuant to the Agreement, Sonic assumed the liability for the software product infringement claims, Electronics for Imaging and Massachusetts Institute of Technology litigation, and the Optima Technology litigation described in Note 17 above.

On January 24, 2005, Napster issued 7,100,000 shares of common stock in a private placement to certain accredited investors. The shares were sold at a price of $7.35 per share with gross proceeds of $52.2 million. The gross proceeds will be reduced by placement fees and legal fees totaling approximately $3.5 million.

Indemnification

Napster has agreed pursuant to the Agreement to indemnify Sonic for breaches of representations and warranties (other than tax matters) and covenants contained in the Agreement, for undisclosed liabilities, and for defects with respect to the financial statements provided to Sonic relating to CSD. The Agreement limits the maximum amount of potential future payments and the time period during which a claim may be made.

In addition, Napster has agreed pursuant to the Agreement to indemnify Sonic for unpaid tax liabilities with respect to any tax year ended on or before December 17, 2004 (or for any other tax year to the extent allocable to the portion of such period beginning before and ending on December 17, 2004), to the extent such tax liabilities neither are reflected in the closing working capital calculation pursuant to the Agreement nor create a realized reduction in Sonic’s tax liabilities. Napster will also indemnify Sonic for damages that relate to certain other tax-related matters, as described in the Agreement. No limitation is set forth on the period of time by which a claim must be made pursuant to the foregoing indemnities nor is there a specified limitation on the maximum amount of potential future payments.

Napster may also be required to make additional post-closing payments to Sonic if reserves, working capital, or inventory differ from the levels specified by the Agreement.